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                                                                    EXHIBIT 21.0

                                  OrCAD, INC.
                        SUBSIDIARIES OF THE REGISTRANT


OrCAD Japan K.K., incorporated under the laws of Japan

OrCAD U.K. Ltd., incorporated under the laws of the United Kingdom

MicroSim Corporation, incorporated under the laws of the State of California

OrCAD Foreign Sales Corporation, incorporated under the laws of the Territory of Guam